Exhibit 10.12

899 W. Evelyn Ave., Mountain View, CA 94041

May 27th, 2021

Erica Schultz

Re: Confirmatory Offer Letter

Dear Erica,

You are currently employed by Confluent, Inc. (the “Company” or “Confluent”) as President, Field Operations. This letter confirms the existing terms and conditions of your employment in that role.

1.

Position. You are serving in a full-time capacity, reporting to the Chief Executive Officer, working remotely while our offices are closed and otherwise with a primary office location at the Company’s Mountain View, California office. The Company may change your position, duties, and work location from time to time in its discretion.

2.	Cash Compensation and Benefits.

Your salary will be paid at the rate of $400,000 per year, which will be paid in accordance with the Company’s normal payroll procedures and subject to applicable payroll withholdings and deductions.

As a full-time, regular employee of Confluent, you will be eligible for company benefits in accordance with the Company’s applicable benefit plans and policies for similarly situated employees, subject to plan terms, generally applicable Company policies, and any applicable waiting periods.

You will be eligible to earn an annual discretionary bonus in the target amount of $400,000, less any applicable taxes and withholdings, under the terms and conditions of the Confluent, Inc. Cash Incentive Bonus Plan. The amount of this bonus will be determined in the sole discretion of the Company and may be based on your performance and/or the performance of the Company during the calendar year, as well as any other criteria the Company deems relevant.

The Company may change your compensation and benefits from time to time in its discretion.

3.

Equity. You have previously been granted one or more equity awards by the Company, which shall continue to be governed in all respects by the terms of the applicable equity agreements, grant notices, and equity plans, except to the extent superseded by the Severance Plan (as defined below).

4.

The Company’s Policies and CIIAA. You will continue to be expected to abide by Company policies and procedures, as in effect from time to time. In addition, your signed Confidential Information and Invention Assignment Agreement (“CIIAA”) with the Company will continue to remain in effect and binding upon you.

5.

At-Will Employment. Your employment with the Company is for no specified period and constitutes at-will employment. Accordingly, you may terminate your employment with the Company at any time simply by notifying the Company, and the Company may terminate your employment at any time, with or without cause or advance notice.

6.

Severance. You will be eligible for severance and change in control benefits under the terms and conditions of the Confluent, Inc. Executive Officer Change in Control/Severance Benefit Plan (the “Severance Plan”).

7.

No Prior Conflicts and Duty of Loyalty. You confirm that you are not subject to any consent decree, court or arbitral order or agreement with any former employer or third party that prohibits you from working for Confluent and that you are able to carry out your duties without breaching any legal restrictions imposed by a current or former employer or other third party to whom you have contractual obligations. You also agree that, during the term of your employment with the Company, you will not engage in any other employment, consulting or other business activity without the written consent of Confluent.

You acknowledge and agree that upon your execution of this letter agreement, you will no longer be eligible for, nor entitled to, any compensation or benefits (including without limitation, any severance or change in control benefits) under any prior employment terms, offer letter or employment agreement you may have entered into or discussed with the Company. This letter agreement, together with your CIIAA, equity agreements, the Severance Plan and other agreements referenced herein, forms the complete and exclusive agreement regarding the subject matter hereof. It supersedes any other representations, promises, or agreements, whether written or oral. Modifications or amendments to this letter agreement, other than those changes expressly reserved to the Company’s discretion herein, must be made in a written agreement signed by you and an officer of the Company (other than you).

This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this letter below to indicate your agreement with its terms.

Very truly yours,

CONFLUENT, INC.

By:	/s/ Cheryl Dalrymple
Name:	Cheryl Dalrymple
Title:	Chief People Officer & Head of Corporate Development

I have read and accept these terms of employment.

By:	/s/ Erica Schultz

Name:	Erica Schultz
Date:	May 28, 2021